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                                                                  Exhibit 99

                            [SOLUTIA Letterhead]


  FOR IMMEDIATE RELEASE
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                           Contacts:  Media - Glenn Ruskin - 703-282-7429
                                   Financial - Marleen Judge - 314-674-7777


            SOLUTIA REPORTS SETTLEMENT OF ALABAMA PCB LITIGATION

        $600 Million Cash Settlement and Community Outreach Programs


         ST. LOUIS, Aug. 20, 2003 --- Solutia Inc. (NYSE:SOI) today announced a settlement resolving the Abernathy and Tolbert PCB litigation against the Company in Alabama.

         The settlement, which includes no admissions of wrongdoing, will be funded by Solutia, Monsanto Co. and Pharmacia, a wholly-owned subsidiary of Pfizer and the companies' commercial insurers. It resolves all outstanding claims including potential punitive damages that might have been sought by plaintiffs and their lawyers. Solutia's portion of the settlement will be $50 million paid in equal installments over a period of 10 years.

          "We are glad to have this litigation behind us as it removes a burden for the Company, its employees and stakeholders; and the community of Anniston, Alabama," said John C. Hunter, chairman and chief executive officer. "This settlement puts the Company in a better position in the coming months to refinance its bank facility and to address upcoming bond maturities, pension funding obligations and other legacy liabilities."

         Mr. Hunter added, "While there is substantial scientific evidence which demonstrates that exposure to PCBs does not cause serious long-term health impacts to people, continuing to battle these matters in the courts would have taken many years and would have continued to drain the resources of the Company and the vibrancy of the Anniston community."

         The settlement, which concludes these cases in state and federal court, respectively, resulted from mediation conducted by The Honorable U.W. Clemon, Senior Judge, United States District Court for the Northern District of Alabama, and The Honorable R. Joel Laird, jr., State Circuit Court Judge, Calhoun County, Alabama. Participants in the mediation included Solutia, Monsanto, Pharmacia and lawyers for the plaintiffs.

                                   -more-

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          "We commend the judges for their professionalism and
even-handedness in bringing about a resolution of these cases. We share their vision that by solving these matters, it will allow the community to begin a healing process," Mr. Hunter said.

         The terms of the agreement were stipulated by all parties in a court session Wed., Aug. 20, 2003 before the respective judges in the two cases. The settlement is subject to the parties entering into a final agreement and approval by the court which are expected by Aug. 26, 2003, with funds being transferred by Aug. 29, 2003.

         The cash settlement totals $600 million, with Solutia's $50 million portion to be paid over time. Approximately $160 million of the cash settlement will be provided through the settling Companies' commercial insurance. The remaining approximately $390 million will be provided by Monsanto.

         In addition, as part of the settlement, Solutia arranged for a broad array of community health initiatives for low-income residents of Anniston and Calhoun County to be undertaken by Pfizer Corporation. These programs are valued at more than $75 million over the next 20 years.

         Solutia has also agreed to issue Monsanto warrants to purchase 10 million shares of Solutia common stock. The warrants are exercisable if Solutia's common stock reaches a certain price target or upon a change-of-control of Solutia.

         "Solutia and Monsanto Company, now known as Pharmacia, have acted responsibly as producers and employers in the Anniston, Alabama community. Solutia plans to remain an integral part of the community. Judge Clemon's recent approval of a Consent Decree between Solutia, the EPA and the Department of Justice allows the Company to proceed with an expedited residential cleanup in Anniston, while simultaneously developing a comprehensive cleanup plan for the community," Mr. Hunter noted.


         A news conference will be held on Thurs., Aug. 21, 2003 in Anniston, Alabama.

         For more information on Solutia's cleanup efforts, or its economic and community activities in Anniston, please visit www.solutia.com/anniston.

                                   -more-


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CAUTIONARY STATEMENT

         This press release contains forward-looking statements including statements regarding litigation matters and remediation efforts These statements are based on current expectations, but results may differ materially, depending on such important factors as world economic conditions, competitive pressures, gain or loss of significant customers, inability to consummate sale of business, labor relations and disruption of operations, raw material and energy costs, currency fluctuations, success in implementing pricing actions and managing spending, operating rates, exposure to product liability and other litigation costs, environmental remediation, cost of debt, and other factors identified in Solutia's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the period ended June 30, 2003. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia ...Solutions For A Better life.

                                    -oOo-

Source: Solutia Inc.
ST. LOUIS
Date 8/20/03